Exhibit 99.1

OrthoPediatrics Corp. Announces Deal to Acquire Pega Medical

Expands portfolio of trauma and deformity systems for pediatric orthopedics, including the Fassier-Duval Telescopic IM System™

WARSAW, Indiana, June 14, 2022 — OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced they have entered an agreement to acquire Pega Medical, including its Fassier-Duval Telescopic Intramedullary System™ designed for patients suffering from Osteogenesis Imperfecta and other bone deformities.

David Bailey, Chief Executive Officer of OrthoPediatrics, commented, “We are excited to announce the agreement to acquire Pega Medical. Similar to OrthoPediatrics, the Pega organization has been focused exclusively on addressing unmet needs for children whose lives have been impacted by musculoskeletal disorders and diseases. Their product offerings include novel technologies to treat some of the most unique conditions in pediatric orthopedics. We are grateful for the leadership and vision of the Pega team, and founder Ariel Dujovne in particular. I am looking forward to building on his legacy and our shared cause of helping even more KIDS with orthopedic conditions!”

TRANSACTION DETAILS AND FINANCIAL GUIDANCE

OrthoPediatrics will acquire Pega Medical in a transaction valued up to $33 million. Under the terms of the agreement, OrthoPediatrics will acquire Pega Medical for an upfront cash payment of $31 million plus $2 million in stock – which includes certain restrictions for three years.

Prior to the acquisition, OrthoPediatrics successfully increased its line of credit with Squadron Capital from $25 million to $50 million. The Company plans to use $31 million from the newly expanded credit facility to finance the transaction.

Lastly, OrthoPediatrics is increasing its full year 2022 revenue guidance range to $125 million to $128 million, representing growth of 27% to 31%. On an organic basis, which excludes Pega Medical and MD Orthopaedics, OrthoPediatrics is reiterating its full year 2022 revenue guidance range of $118 million to $121 million, representing growth of 20% to 23%.

About Pega Medical

Founded in 1994 as a bioengineering services company, Pega has evolved to focus on key innovation within the trauma and deformity patient population, including developing the Fassier-Duval Telescopic IM System, an innovative implant designed to treat bony deformities in children with osteogenesis imperfecta without disrupting their normal growth. This has been a well-recognized treatment of OI around the world since its launch in 2000. For over 25 years, they have collaborated with OEMs, universities, and surgeons from different parts of the world in the development, evaluation and regulatory approval of innovative devices for pediatric patients. They currently sell their products in over 75 countries and are based near Montreal, Canada.

About OrthoPediatrics Corp.

Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 37 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 45 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contacts

Matt Bacso, CFA

Gilmartin Group

Matt.bacso@gilmartinir.com